                              [RENAISSANCERE LOGO]

FOR IMMEDIATE RELEASE

          RENAISSANCERE HOLDINGS COMMENTS ON THIRD QUARTER CATASTROPHES
          -------------------------------------------------------------

PEMBROKE, Bermuda -- (BUSINESS WIRE)--September 29, 2004--RenaissanceRe Holdings
Ltd. (NYSE: RNR) today said that it estimates that Hurricanes Charley, Frances,
Ivan and Jeanne will have a combined negative impact on the Company's third quarter earnings of approximately $425 million. This initial estimate is based on results from catastrophe simulation models and on limited initial loss reports. The Company currently projects that each of the four events will generate approximately $100 million of negative impact to the Company. The
Company does not expect material losses in the quarter from other reported catastrophe events, including the Japanese typhoons.

The Company noted that, compared to other potential catastrophe events, Florida hurricanes of the magnitude recently experienced cause disproportionately higher losses to the Company, as a percentage of total industry losses. This results from the Company's decision to pursue a relatively large share of the Florida market, as well as from the structure of the Company's ceded reinsurance, which generally responds to higher industry losses.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance.
Its business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other structured relationships managed by our subsidiary Renaissance
Underwriting Managers, and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

This release contains forward-looking statements about the effects of the third quarter's catastrophe events on the Company's results of operations and financial condition. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Numerous factors may cause ultimate results to differ, perhaps materially, from those in such forward-looking statements including the preliminary nature of reports and estimates of the losses to date, the Company's reliance on information from ceding companies, the amount and timing of losses actually incurred and reported by insureds to insurers and subsequently to reinsurers such as Renaissance
Reinsurance, the limited ability of claims personnel to make inspections to date and the amount and timing of reinsurance recoverables and other reimbursements actually received. For further information regarding these and other cautionary statements and factors affecting future results, please refer to RenaissanceRe
Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, and Forms
10-Q for the quarters ended March 31 and June 30, 2004.

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INVESTOR CONTACT:                                      MEDIA CONTACT:
Martin J. Merritt                                      David Lilly or Dawn Dover
Senior Vice President - Finance                        Kekst and Company
RenaissanceRe Holdings Ltd.                            (212) 521-4800
(441) 299-7230

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